EXHIBIT E


                           FORM OF BT TAX OPINION
                           REPRESENTATION LETTER

                                   , 1997

Hale and Dorr LLP
60 State Street
Boston, MA 02109

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Ladies and Gentlemen:

          On behalf of Boston Technology, Inc. ("BT") and in connection with the opinions to be delivered by your firms pursuant to Sections 6.02(c) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 20, 1997, between Comverse Technology, Inc. ("CT") and BT,[1] the undersigned hereby certifies that, to the extent the facts relate to BT to his knowledge and after due diligence, and to the extent otherwise without knowledge to the contrary, the following facts are now true and will continue to be true as of the Effective Time:

          1. The consideration received by each BT stockholder pursuant to the Merger Agreement is the result of arm's-length negotiations between the parties to the Merger Agreement.

          2. There is no plan or intention by the stockholders of BT who own 5 percent or more of BT stock, and to the best of the knowledge of the management of BT, there is no plan or intention on the part of the remaining stockholders of BT to sell, exchange, or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of CT Common Stock received in the Merger in exchange for such BT stock that would reduce the ownership of CT Common Stock by former holders of BT stock to a number of shares having a value, as of

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     [1] For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

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     immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of BT stock as of the Closing Date. For purposes of this representation, any "disposition" (as defined above) of CT Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of BT stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of CT stock will be treated as outstanding BT stock on the date of the Merger. Moreover, shares of BT stock and shares of CT stock held by BT stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation. Except as set forth on Annex I to this letter, to the knowledge of the management of BT there are no stockholders who own 5 percent or more of the BT stock on the date hereof. For purposes of this representation we have assumed that each person listed on Annex I as a 5% or greater stockholder of BT has a plan or intention to sell for cash all the CT stock that it will receive in the Merger unless we have received from such person a letter substantially in the form of Exhibit D to the Merger Agreement with respect to such CT Stock.

          3. Following the Merger, CT will continue the historic business of BT or use a significant portion of the historic business assets of BT in a business.

          4. Subject to Section 5.09 of the Merger Agreement, CT, BT and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

          5. There is no intercorporate indebtedness existing between CT and BT that was issued, acquired, or will be settled at a discount.

          6. BT is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          7. On the date of the Merger, the fair market value of the assets of BT will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.


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          8. BT is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

          9. The payment of cash in lieu of fractional shares of CT stock is solely for the purpose of avoiding the expense and inconvenience to CT of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to BT stockholders instead of issuing fractional shares of CT stock will not exceed one percent of the total consideration that will be issued in the Merger to BT stockholders in exchange for their shares of BT stock. The fractional share interests of each BT stockholder will be aggregated, and no BT stockholder will receive cash in an amount equal to or greater than the value of one full share of CT stock.

          10. None of the compensation received by any stockholder-employees of BT will be separate consideration for, or allocable to, any of their shares of BT stock; none of the shares of CT stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          11. The facts relating to the Merger of Sub with and into BT pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section 5.01 of the Merger Agreement and the joint proxy statement/prospectus prepared by CT and BT, are, insofar as such facts pertain to BT, true, correct and complete in all material respects.

          12. BT will not take, and BT is not aware of any plan or intention of BT stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Sections 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.


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          13. The Merger Agreement and the documents described in Sections
     5.01 and 8.06 of the Merger Agreement represent the entire understanding of BT and CT with respect to the Merger.

          14. Other than in the ordinary course of business pursuant to its obligations under the Merger Agreement, BT has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger (or any other corporate acquisition) or during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with CT regarding the Merger (the "Pre-Merger Period").

          15. CT has no plan or intention to reacquire any of its stock issued pursuant to the Merger.

          16. During the past five (5) years, and at present, none of the outstanding shares of BT stock, including the right to acquire or vote any such shares have, directly or indirectly, been owned by CT or CT's affiliates.

          17. Other than shares of BT stock or options to acquire BT stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of BT in the ordinary course of business, if any, no issuances of BT stock or rights to acquire BT stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants, or agreements outstanding prior to the Pre-Merger Period.

          18. The total fair market value of all consideration other than CT stock received by BT shareholders in the Merger (including, without limitation, cash paid to BT shareholders perfecting dissenters' rights or in lieu of fractional shares of CT stock) will be less than fifty percent (50%) of the aggregate fair market value of the BT stock outstanding immediately prior to the Merger.

          I have read the drafts of your opinion letters attached to this letter and understand that Cravath, Swaine & Moore, as counsel for CT, and Hale and Dorr, as counsel for BT, will rely on this certificate in rendering their respective opinions concerning certain of the Federal income tax consequences of the Merger and hereby commit to

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inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time. I understand that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.


                                        BOSTON TECHNOLOGY, INC.,

                                          by
                                             -------------------------
                                             Name:
                                             Title:

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                                  ANNEX I


                                    Beneficially            Percent
Beneficial Owner                    Owned Shares            of Class
----------------                    ------------            --------